EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Lantronix, Inc. of our report dated September 10, 2010, relating to our audit of the consolidated financial statements, which appears in the Annual Report on Form 10-K of Lantronix, Inc. for the year ended June 30, 2010.

/s/ McGladrey & Pullen, LLP

Irvine, California
February 7, 2011